As filed with the Securities and Exchange Commission on July 7, 2023

Registration No. 333-263313

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 2

ON

FORM S-3 TO FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PRINCETON BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	88-4268702
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

183 Bayard Lane, Princeton, New Jersey, 08540, (609) 921-1700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Edward J. Dietzler

President &Chief Executive Officer

Princeton Bancorp, Inc

183 Bayard Lane, Princeton, New Jersey, 08540, (609) 921-1700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Edward C. Hogan, Esquire

Stevens & Lee, P.C.

100 Lenox Drive, Suite 200, Lawrenceville, NJ 08648,

(609) 243-9111

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value	190,747(1)(2)	N/A	N/A	N/A

(1)

Represents shares of the Registrant’s common stock issuable under The Bank of Princeton Dividend Reinvestment and Stock Purchase Plan (the “Plan”), which was assumed by the Registrant on January 10, 2023 pursuant to the provisions of the Agreement and Plan of Reorganization (the “Plan of Reorganization”), dated February 23, 2022, by and between the Registrant, The Bank of Princeton, a New Jersey state-chartered bank (the “Bank”), and Interim Bank of Princeton.

(2)

All filing fees payable in connection with the registration of these securities were already paid in connection with the filing of the Registrant’s registration statement on Form S-4EF (File No. 333-263313) filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 4, 2022, as amended by Pre-Effective Amendment No. 1 filed with the SEC on March 18, 2022, to which this is a Post-Effective Amendment. Accordingly, no additional filing fee is required. See “Explanatory Note” below.

EXPLANATORY NOTE

Princeton Bancorp, Inc., a Pennsylvania corporation (“we,” “our,” “us,” “Registrant” or the “Company”) hereby amends its registration statement on Form S-4EF (File No. 333-263313) filed with the SEC on March 4, 2022, as amended by Pre-Effective Amendment No. 1 filed with the SEC on March 18, 2022 and Post-Effective Amendment No. 1 filed with the SEC on June 5, 2023, by filing this Post-Effective Amendment No. 2 on Form S-3 to Form S-4EF (this “Post-Effective Amendment”).

On January 10, 2023 (the “Effective Date”), pursuant to the Plan of Acquisition, the Registrant acquired all of the outstanding capital stock of the Bank as a result of the reorganization of the Bank into a holding company structure. In connection with the reorganization, the Plan was assumed by the Registrant and shares of the Registrant’s common stock, no par value per share (the ”Common Stock”) are issuable thereunder. The Registrant hereby amends the Form S-4EF by filing this Post-Effective Amendment with respect to the shares of the Common Stock issuable under the Plan. All such shares of Common Stock were previously registered on the Form S-4EF but will be subject to issuance pursuant to this Post-Effective Amendment.

PROSPECTUS

PRINCETON BANCORP, INC.

190,747 Shares

Common Stock, No Par Value

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

This prospectus relates to shares of common stock, no par value, of Princeton Bancorp, Inc., a Pennsylvania corporation (the “Company”), which may be offered and sold from time to time pursuant to the terms of The Princeton Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”).

The Plan provides participants with a convenient method for investing cash dividends paid on our common stock in additional shares of our common stock. Eligible participants also will be able to buy additional shares with optional cash payments (maximum: $5,000 per quarter).

Shares of common stock needed for the Plan may be purchased (i) in the open market, (ii) directly from the Company from authorized but unissued shares, or (iii) directly from the Company from any treasury shares.

Shares of our common stock are traded on the NASDAQ Global Select Market under the symbol “BPRN.” The closing price of our common stock on June 30, 2023, was $27.32.

You may enroll in the Dividend Reinvestment and Stock Purchase Plan by completing the enclosed Enrollment Form and returning it to the plan administrator. We have appointed our stock transfer agent, Computershare, to serve as the plan administrator.

We have authorized 200,000 shares of our common stock for sale under the Plan. As of June 30. 2023, 9,253 shares have been issued under the Plan and 190,747 shares remain available for issuance. You should keep this prospectus for future reference.

Investing in our common stock involves risks. You should carefully consider the risks, including those described in this prospectus. See “Risk Factors” on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The shares offered are our equity securities and are not savings accounts, deposits or other obligations of the Registrant and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency.

The date of this prospectus is July 7, 2023

PROSPECTUS

i

We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. The Plan is not available to any person to whom we may not legally offer it. The date of this prospectus is July 7, 2023. You should not assume that the information in this prospectus is still accurate as of any later date.

ABOUT THIS PROSPECTUS

This document is called a prospectus, and it relates to the offer and sale of shares of our common stock to participants in our Dividend Reinvestment and Stock Purchase Plan. This prospectus provides you with the terms of the Plan. Please read this prospectus carefully.

If the information set forth in this prospectus conflicts with any statement in a document incorporated by reference, then you should consider only the statement in the more recent document. You should not assume that the information appearing in this prospectus or the documents incorporated by reference into this prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, and results of operations may have changed since that date.

When acquiring any securities discussed in this prospectus, you should rely only on the information contained in, or incorporated by reference into, in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is truthful or complete at any date other than the date mentioned on the cover page of this prospectus. See “Where You Can Find More Information” herein.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our” or similar references mean Princeton Bancorp, Inc.

FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus contains forward-looking statements. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions. The U.S. Private Securities Litigation Reform Act of 1995 provides a safe harbor in regard to the inclusion of forward-looking statements in this prospectus.

You should note that many factors could affect our future financial results and could cause those results to differ materially from those expressed in the forward-looking statements contained in this prospectus. Factors that could cause future results to differ materially from those anticipated by our forward-looking statements include:

•

the ongoing impact of higher inflation levels, higher interest rates and general economic and recessionary concerns, all of which could impact economic growth and could cause a reduction in financial transactions and business activities, including decreased deposits and reduced loan originations;

•	our ability to manage liquidity in a rapidly changing and unpredictable market;

•	supply chain disruptions, labor shortages and additional interest rate increases by the Federal Reserve;

•	the impact of any future pandemics or other natural disasters;

•

civil unrest, rioting, acts or threats of terrorism, or actions taken by the local, state and Federal governments in response to such events, which could impact business and economic conditions in our market area;

•	the strength of the United States economy in general and the strength of the local economies in which the Company and the Bank conduct operations;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

•	inflation, interest rate, stock market and monetary fluctuations;

•	the value of the Bank’s products and services as perceived by actual and prospective customers, including the features, pricing and quality compared to competitors’ products and services;

•	the willingness of customers to substitute competitors’ products and services for the Bank’s products and services;

•	credit risk associated with the Bank’s lending activities;

•	risks relating to the real estate market and the Bank’s real estate collateral;

•

the impact of changes in applicable laws and regulations and requirements arising out of our supervision by banking regulators, as well as other regulatory requirements applicable to the Company and the Bank, and the timing and nature of the regulatory response to any applications filed by the Company and the Bank;

•	technological changes;

•

acquisitions including the Company’s recent acquisition of Noah Bank, and any difficulties and delays in integrating the businesses of Noah Bank and the Bank or fully realizing cost savings and other benefits;

•	changes in consumer spending and saving habits; and

•	those risks set forth set forth in this prospectus under “Risk Factors.”

We caution that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, all of which change over time, and we assume no duty to update forward-looking statements. We caution readers not to place undue reliance on any forward-looking statements. These statements speak only as of the date of this prospectus, even if subsequently made available by us on our web site or otherwise, and we advise readers that various factors, including those described above, could affect our financial performance and could cause actual results or circumstances for future periods to differ materially from those anticipated or projected. Except as required by law, we do not undertake, and specifically disclaim any obligation, to publicly release any revisions to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

SUMMARY

This prospectus describes how you can invest the dividends you receive on your shares of Company common stock or otherwise purchase shares of our common stock pursuant to the optional cash investment feature of the Plan.

Princeton Bancorp, Inc. The Company is based in Princeton, New Jersey and serves as the holding company for The Bank of Princeton, a New Jersey chartered bank (the “Bank”). As a bank holding company, the Company is subject to supervision and examination by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the New Jersey Department of Banking and Insurance. Our main office is located at 183 Bayard Lane, Princeton, NJ 08540, and our telephone number is (609) 921-1700.

The Company acquired all of the outstanding capital stock of the Bank as a result of the reorganization of the Bank into a holding company structure on January 10, 2023. Prior to that date, the Company did not have any material assets.

Other than its investment in the Bank, the Company currently conducts no other significant business activities. The Company may determine to operate its own business or acquire other commercial banks, thrift institutions or bank holding companies, or engage in or acquire such other activities or businesses as may be permitted by applicable law, although it has no present plans or intentions to do so. When we refer to the business conducted by the Company in this document, including any lending or other banking activities, we are referring to the business that the Company conducts through the Bank.

The Bank of Princeton. The Bank was incorporated and commenced operations in 2007 under the laws of the State of New Jersey as a New Jersey state-chartered bank. The Bank is a full service bank providing personal and business lending and deposit services. The Bank is a New Jersey state-chartered commercial bank with 22 branches in New Jersey, five branches in the Philadelphia, Pennsylvania area and three in the New York metropolitan area. The Bank is a member of the Federal Deposit Insurance Corporation (“FDIC”). The Bank also conducts loan origination activities in select areas of New York.

Enrollment. Existing shareholders of record who hold 100 or more shares of our common stock registered in their name can participate by submitting a completed Enrollment Form. Shareholders who do not hold of record 100 or more shares, but hold 100 or more shares of our common stock in a brokerage account may not participate in the Plan unless and until they hold of record 100 or more shares. Shareholders who hold less than 100 shares of our common stock may not participate in the plan unless and until they hold 100 or more shares. In general, there is no fee for existing shareholders to participate under the Plan, unless circumstances warrant an additional charge by the Plan Administrator. The Enrollment Form may be submitted to our Plan Administrator: Computershare Trust Company, N.A, P.O. Box 505000, Louisville, KY 40233-5000, and may be obtained online at www.computershare.com/investor, or by calling (800) 368-5948. Computershare is also our common stock transfer agent.

Reinvestment of Dividends. You can reinvest all or a portion of your cash dividends towards the purchase of additional shares of the Company’s common stock. However, at least 10% of a participant’s dividends must be reinvested and in the event of a partial reinvestment, at least 10% of a participant’s total registered holdings must be reinvested under the Plan.

Optional Cash Investments. After you are enrolled in the Plan, you can also purchase additional shares through optional cash contributions. You can invest a minimum of $100 at any one time, up to a maximum of $5,000 in any calendar quarter, by personal check.

Purchase Price. The purchase price for shares purchased under the Plan will be the weighted average price paid for all shares purchased by the Plan Administrator if the shares are purchased in the open market, and with respect to shares purchased directly from the Company, the purchase price will be equal to the average closing sale price for the common stock as reported by the NASDAQ Global Select Market over the last five trading days prior to the relevant purchase date. The Company will bear the cost of all brokerage fees and commissions on purchases under the Plan. If closing sale prices are not available for such five trading days, the purchase price will be determined by the Company on the basis of such market quotations or other information as the Company deems appropriate.

Tracking Your Investment. You will receive a Plan statement or a written notification after each purchase of shares under the Plan. These statements will provide the details of the transaction and show the balance of shares and any cash invested in your Plan account. You can verify your account balance, change your dividend election or request a statement at any time through the Plan Administrator.

PRINCETON BANCORP, INC.

General

The Company is a Pennsylvania corporation and bank holding company registered under the Bank Holding Company Act of 1956. It is headquartered in Princeton, New Jersey, and was incorporated in 2022 for the purpose of becoming a bank holding company and the sole shareholder of the Bank. It became the bank holding company for the Bank on January 10, 2023. As a bank holding company, the Company is regulated by the Federal Reserve.

The principal executive offices of the Company and the Bank are located at 183 Bayard Lane, Princeton, New Jersey 08540, and their telephone number is (609) 921-1700 and our website address is www.thebankofprinceton.com

WHERE YOU CAN FIND MORE INFORMATION

You can obtain more information regarding the Company and the Bank by visiting our website at www.thebankofprinceton.com. Information contained on our website is not incorporated by reference into this prospectus, and such information should not be considered to be part of this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street NE Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. In addition, our SEC filings are available to the public at the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it. This means that we can also disclose important information to you be referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be updated automatically and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

Prior to the Effective Date, the Bank was subject to the reporting and other information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and accordingly filed reports, proxy statements and other business and financial information with the FDIC. The Company, as the successor issuer under Section 12 of the Exchange Act pursuant Rule 12g-3, has become subject to the reporting and other information requirements of the Exchange Act, and accordingly files reports, proxy statements and other business and financial information with the SEC. We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is completed, except that we are not incorporating by reference any document or information that is only “furnished” to the SEC or that is otherwise not deemed to be filed with the SEC under those sections.

The following documents filed by the Company with the SEC or filed by the Bank, with respect to which the Company is the successor issuer, with the FDIC, pursuant to the Exchange Act, which provide certain information about us, are incorporated by reference in this prospectus:

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2022;

•	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023;

•	the Bank’s Current Report on Form 8-K filed with the FDIC on January 10, 2023;

•	the Company’s Current Reports on Form 8-K or Form 8-K/A filed with the SEC on January 10, 2023, January 25, 2023, January 26, 2023, April 19, 2023, April 20, 2023, May 2, 2023 and May 22, 2023; and

•

the description of the Company’s Common Stock set forth as Exhibit 4.1 to registrant’s Current Report on Form 8-K12B, filed with the SEC on January 10, 2023, and any amendment or report filed with the SEC for the purposes of updating such description.

You may request a copy of any of the documents incorporated by reference into this prospectus (other than a copy of an exhibit to a filing, unless that exhibit is specifically incorporated by reference in the filing), at no cost, by writing or telephoning us at the following address and telephone number:

Princeton Bancorp, Inc.

183 Bayard Lane

Princeton, New Jersey 08540

Telephone: (609) 454-0133

Other than any documents expressly incorporated by reference, the information on our website and any other website, including the SEC’s website, that is referred to in this prospectus is not part of this prospectus.

RISK FACTORS

Investing in our Common Stock involves risks, including risks related to our business, financial condition, results of operations and cash flows. For a detailed description of the potential risks, see Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2022, and Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, which reports are incorporated by reference into this Prospectus. You should also review the risk factors that will be set forth in other documents that we file with the Commission after the date of this Prospectus. See “Where You Can Find More Information.” Additional risk factors may also be set forth in any applicable prospectus supplement.

Risks Related to the Purchase of Shares Under the Plan

You will not know the price of our common stock at the time you make an investment decision.

Although we describe generally in this Prospectus how the price of the Common Stock we are selling under the Plan will be determined, you will not know the price of the Common Stock you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested. Additionally, the price of our Common Stock may fluctuate between the time you decide to purchase shares of our Common Stock under the Plan and the time of actual purchase.

The Company’s ability to pay dividends depends primarily on receiving dividends from the Bank, which is subject to regulatory limits and the Bank’s performance.

The Company is a bank holding company and banking operations are conducted by its subsidiary, the Bank. The Company’s ability to pay dividends depends on its receipt of dividends from the Bank. Dividend payments from the Bank are subject to legal and regulatory limitations, generally based on net profits and retained earnings, imposed by the various banking regulatory agencies. The ability of the Bank to pay dividends is also subject to its profitability, financial condition, capital expenditures, other cash flow requirements, and other factors deemed relevant by its Board of Directors. There is no assurance that the Bank will be able to pay dividends in the future, and if able, that the dividends will be at the same rate as paid previously, or that the Company will generate adequate cash flow from the Bank to pay dividends in the future. The Company’s failure to pay dividends on its common stock could have a material adverse effect on the market price of its common stock.

Our common stock is not an insured deposit.

Our common stock is not an insured deposit and, therefore, is not insured against loss by the Federal Deposit Insurance Corporation (the “FDIC”), any other deposit insurance fund, or any other public or private entity. Investment in our common stock is inherently risky and is subject to the same market forces that affect the price of securities of other companies. As a result, if you purchase our common stock, you may lose some or all of your investment.

The Company’s stock is thinly traded, which could negatively affect the fair market value of the Company’s stock and your ability to sell your shares if you need to do so in a short period of time.

The Company’s common stock (NASDAQ:BPRN) is thinly traded. The average daily trading volume for the three months ended on June 30, 2023 was 23,170 shares. There can be no assurance that a regular and active market for the Common Stock will develop in the foreseeable future. This lack of liquidity, along with fluctuations in the stock market, could negatively affect the fair market value of the Company’s common stock. In light of the foregoing, investors in our common stock may be required to assume the risk of their investment for an indefinite period of time.

As the Company raises capital in the future, your ownership interest in the Company will be diluted.

In addition to the shares of common stock being issued pursuant to the Plan, the Company may need or choose to raise additional capital in the future through the issuance of capital securities, including shares of common stock. Additional issuances by the Company of its common stock under the Plan or otherwise will result in dilution to the ownership interests of the Company’s current shareholders, including purchasers of shares through the Plan.

As a participant in the Plan, your cash dividends will be reinvested in our common stock, but you will still be responsible for payment of income taxes with respect to the dividends.

While you are a participant in the plan, your cash dividend will be reinvested in our common stock. You will still be required to report, and pay income taxes on, the amount of the dividend. However, you will not have available to you the cash you would have otherwise received through the dividend and, therefore, you will need to pay the taxes due from another source of funds.

Our management has discretion in the allocation of proceeds of this offering.

We intend to use the net proceeds from the sale of the shares of Common Stock pursuant to the Plan for general corporate purposes, which may include capital contributions to the Bank. Our management, however, has discretion in determining the actual manner in which the net proceeds will be applied. The precise use, amounts and timing of the application of proceeds will depend upon, among other things, the funding requirements of the Bank, the availability of other funds, and the existence of business opportunities. See “Use of Proceeds” below for more information.

PLAN OF DISTRIBUTION

Except to the extent the Plan Administrator purchases our common stock in market transactions, the common stock acquired under the Plan will be sold directly by us through the Plan. As stated elsewhere in this Plan, you will not pay any brokerage fees or commissions for securities purchased on the open market or otherwise under the Plan. Instead, we will pay these fees to the Plan Administrator. Certain fees may apply to Participants in the Plan, which are set forth in Question 15.

Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act, and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which they would be entitled as a Participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased.

Our common stock may not be available under the Plan in all states or jurisdictions. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of our common stock or other securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

USE OF PROCEEDS

To the extent shares of common stock purchased by participants under the Plan are purchased by the Plan Administrator on the open market, there will be no proceeds to us from the purchase of shares. The net proceeds to us from the sale of newly issued shares of common stock (or from treasury shares) issued under the Plan will be used for general corporate purposes, which may include capital contributions to the Bank, and the Bank may use such funds for investments or extensions of credit to customers. The precise amounts and timing of the application of net proceeds will depend upon our funding requirements and availability of other funds. We do not know precisely the number of shares that may ultimately be sold pursuant to the Plan or the prices at which these shares will be sold, and therefore we cannot determine the amount of proceeds that will be generated.

DIVIDENDS

The Company expects to continue to pay cash dividends quarterly at the discretion of the Board of Directors. Any decision to pay a cash dividend in the future must necessarily depend upon the earnings and financial condition of the Company and regulatory requirements, legal restrictions, and other factors relevant at the time the Board of Directors considers its dividend policy.

Under Pennsylvania law, the Company may not pay a dividend, if, after giving effect thereto, it would be unable to pay its debts as they become due in the usual course of business and, after giving effect to the dividend, the total assets of the Company would be less than the sum of its total liabilities plus the amount that would be needed, if the Company were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of shareholders whose rights are superior to those receiving the dividend.

It is also the policy of the Federal Reserve that a bank holding company such as the Company generally may only pay dividends on common stock out of net income available to common shareholders over the past twelve months and only if the prospective rate of earnings retention appears consistent with a bank holding company’s capital needs, asset quality, and overall financial condition. A bank holding company also should not maintain a dividend level that places undue pressure on the capital of such institution’s subsidiaries, or that may undermine the bank holding company’s ability to serve as a source of strength for such subsidiaries.

The Company’s ability to pay dividends depends on its receipt of dividends from the Bank. Under the New Jersey Banking Act of 1948, no cash dividend may be paid by the Bank unless following the payment of such dividend our capital stock will be unimpaired and we will have a surplus of no less than 50% of our capital stock or, if not, the payment of such dividend will not reduce our surplus. The FDIC prohibits payment of cash dividends if, as a result, the institution would be undercapitalized, or the institution is in default with respect to any assessment due to the FDIC. The ability of the Bank to pay dividends is also subject to its profitability, financial condition, capital expenditures, other cash flow requirements, and other factors deemed relevant by its Board of Directors. There is no assurance that the Bank will be able to pay dividends in the future, and if able, that the dividends will be at the same rate as paid prior to the date of this prospectus, or that the Company will generate adequate cash flow from the Bank to pay dividends in the future.

Future dividends on the Company’s common stock will depend on our earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, our ability to service any equity or debt obligations senior to our common stock, and other factors deemed relevant by our board of directors.

MARKET FOR COMMON STOCK

Our common stock is quoted on the NASDAQ Global Select Market under the symbol “BPRN.” However, an active market for our common stock does not exist, and our common stock trades on a limited basis. The average daily trading volume for the three months ended on June 30, 2023 was 23,170 shares. There is no assurance that an active or liquid trading market will develop.

DESCRIPTION OF THE PLAN

The Plan was adopted by the Bank’s Board of Directors on January 22, 2020, and was assumed by the Company on January 10, 2023 pursuant to the provisions of the Agreement and Plan of Reorganization dated February 23, 2022, by and among the Company, the Bank and Interim Bank of Princeton. The Plan will be in effect until amended, altered, or terminated. The Bank initially reserved 200,000 shares of its common stock for issuance and sale under the Plan. 190,747 of the Company’s shares are available to be issued and sold pursuant to this prospectus. The Board of Directors of the Company has the option to increase the number of shares available for sale under the Plan. The Plan is described below in a series of questions and answers explaining its significant aspects.

Purpose and Advantages

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide holders of 100 or more shares of our common stock with a simple and convenient method of reinvesting cash dividends paid on shares of our common stock and buying additional shares of our common stock without paying brokerage commissions. Also, the Plan provides us with a source of funds and capital when the shares bought by the Plan Administrator for participants are bought directly from us.

2.	What are the advantages of the Plan?

The Plan provides participants with the opportunity to reinvest cash dividends paid on some or all of their shares of our common stock in additional shares of our common stock. In addition, the Plan provides the following advantages:

•

The Plan provides eligible participants with the opportunity to make quarterly investments of optional cash amounts, subject to minimum and maximum amounts, for the purchase of additional shares of our common stock (see questions 9 – 11).

•	No brokerage commissions are paid by participants in connection with any purchase of shares made under the Plan.

•

All cash dividends paid on participants’ shares can be fully invested in additional shares of our common stock because the Plan permits fractional shares to be credited to Plan accounts. Dividends on such fractional shares, as well as on whole shares, also will be reinvested in additional shares, which will be credited to Plan accounts.

•	Periodic statements reflecting all current activity, including share purchases and latest Plan account balance, simplify participants’ record keeping.

•	The Plan Administrator provides for the safekeeping of stock certificates for shares credited to each Plan account.

Plan Administration

3.	Who administers the Plan for participants?

Computershare Trust Company, N.A., our stock transfer agent (hereinafter referred to as the “Plan Administrator”), administers the Plan for participants by maintaining records, sending account statements to participants and performing other duties relating to the Plan. Shares of common stock purchased under the Plan are registered in the name of the Plan Administrator’s nominee and are credited to the accounts of the participants in the Plan. The Plan Administrator acts in the capacity as agent for participants in the Plan. We may replace the Plan Administrator at any time within our sole discretion.

The Plan Administrator can be contacted by mail at P.O. Box 505000, Louisville, KY 40233-5000, online at www.computershare.com/investor, or by calling (800) 368-5948.

Participation

4.	Who is eligible to participate?

All holders of record of at least 100 shares of common stock of the Company are eligible to participate in the Plan, unless otherwise determined by our Board of Directors. Beneficial owners of our common stock may participate by becoming a record owner by having 100 or more shares of our common stock transferred into the beneficial owner’s name from that of the broker, bank or other nominee holding shares on behalf of the beneficial owner. The right to participate in the Plan is not transferable to another person apart from a transfer of a participant’s shares of common stock of the Company.

5.	How does an eligible shareholder participate?

To participate in the Plan, a shareholder of record must complete an Enrollment Form and return it to the Plan Administrator. Copies of the Enrollment Form may be obtained at any time by written request to Computershare P.O. Box 505000, Louisville, KY 40233-5000, online at www.computershare.com/investor, or by calling (800) 368-5948.

6.	When may an eligible shareholder join the Plan?

An eligible shareholder of record may enroll in the Plan at any time. If the Enrollment Form is received by the Plan Administrator before the record date for a dividend payment, and the participant elects to reinvest the dividends in shares of the Company common stock, such reinvestment of dividends will begin with that dividend payment. Please note that the Plan does not represent any change in our dividend policy or a guarantee of the payment of any future dividends.

7.	What does the Enrollment Form provide?

The Enrollment Form allows you to indicate whether you want to reinvest cash dividends paid on all of your shares of our common stock or only reinvest cash dividends paid on a specified number of your shares of our common stock. The Enrollment Form also authorizes the Company to forward to the Plan Administrator all or a portion (as indicated by you) of the dividends you receive on your Company common stock to be invested to purchase additional shares of the Company common stock.

8.	May a shareholder have dividends reinvested under the Plan with respect to less than all of the shares of common stock registered in the shareholder’s name?

Yes. A shareholder of record may reinvest only a portion of his or her cash dividends by indicating that on the Enrollment Form under “Partial Dividends Paid in Cash.” However, at least 10% of a participant’s dividends must be reinvested and in the event of a partial reinvestment, at least 10% of a participant’s total registered holdings must be reinvested under the Plan.

Optional Cash Payments

9.	How do optional cash payments work?

In order to be eligible to participate in the optional cash purchase feature of the Plan, a shareholder must be an owner of record of at least 100 shares. If an eligible shareholder participant chooses to participate by optional cash payments, the Plan Administrator will apply any optional cash payment received by the Plan Administrator from the participant to the purchase of shares of our common stock for the participant’s account. Dividends payable on shares of our common stock purchased with optional cash payments will be automatically reinvested in shares of our common stock. The Plan is designed to preclude any person, organization, or other entity from establishing a series of related accounts for the purpose of conducting arbitrage operations and/or exceeding the optional cash payment limit.

10.	How are optional cash payments made?

A cash payment may be made by eligible participants when enrolling by enclosing a check for not less than $100 or more than $5,000 with the Enrollment Form. Optional cash payments may be made by sending a personal check, drawn from a U.S. bank in U.S. currency payable to Computershare. Thereafter, optional cash payments may be made each quarter by sending to the Plan Administrator the participant’s check for not less than $100 or more than $5,000, together with the optional cash transaction form attached to the participant’s statement described in Question 16.

The election to make optional cash payments is available to each eligible participant at any time. Optional cash payments by eligible participants must be at least $100 per calendar quarter and cannot exceed a total of $5,000 in any quarter. The same amount of money need not be sent each quarter and there is no obligation to make an optional cash payment at any time.

11.	When will optional cash payments received by the Plan Administrator be invested?

Optional cash payments will be invested on the Investment Date as defined in Question 12 below. Since no interest will be paid by us or the Plan Administrator on optional cash payments, participants are urged to make optional cash payments shortly before the Investment Date. Optional cash payments of at least $100 and not more than $5,000 must be received at least two (2) business days before the Investment Date.

Eligible participants may request in writing that the Plan Administrator return all or a portion of their uninvested optional cash payments at any time up to two (2) business days before the Investment Date. Optional cash payments do not constitute deposits or savings accounts and are not insured by the FDIC or any government agency.

You may cancel your election to purchase shares of our common stock through the reinvestment of dividends or optional cash payments (i) by sending a written notice to the Plan Administrator after submitting an Enrollment Form to the Plan Administrator or (ii) online at www.computershare.com/investor. See “Termination of Participation”, Question 24 below.

Purchases

12.	How will purchases be made?

Shares of common stock of the Company issued under the Plan may be:

(i)	acquired by the Plan Administrator on the open market;

(ii)	issued directly by the Company from authorized but unissued shares;

(iii)	issued directly by the Company from treasury shares; or

(iv)	any combination of (i) through (iii) above, at the Company’s discretion.

Open market purchases under the Plan will be made during each calendar quarter on each “Investment Date,” which will be the dividend payment date or as soon as practicable thereafter, or if no dividend is paid during the quarter, on or as soon as practicable after the last business day of the quarter. Purchases of shares of common stock will be made at the direction of the Plan Administrator. Such purchases will be made in accordance with applicable state and federal securities laws and regulations. No interest or earnings will be paid by the Plan Administrator on dividend payments pending their investment in shares of the Company common stock.

In the event applicable law or the closing of securities markets requires temporary curtailment or suspension of open market purchases of the shares of our common stock, the Plan Administrator is not accountable for its inability to make purchases at such time. If shares of Company common stock are not available for purchase for a period of longer than 30 days from the Investment Date, the Plan Administrator will promptly mail to each participant a check in the amount of any unapplied funds in the participant’s account related to the Investment Date.

13.	How many shares of common stock will be purchased for participants?

The number of shares that will be purchased for each participant on any Investment Date will depend on the amount of the participant’s cash dividend (and any optional cash payment) and the purchase price of shares of common stock. Each participant’s account will be credited with that number of shares (including fractional shares computed up to six (6) decimal places) equal to the total amount to be invested, divided by the applicable purchase price.

14.	What will be the price of shares of common stock purchased under the Plan?

In making purchases of shares of common stock for a participant’s account:

•	If the shares are purchased in the open market, the purchase price will be the weighted average price per share of shares purchased.

•

If the shares are newly issued shares purchased from the Company, the purchase price will be equal to the average closing sale price of the common stock for the five trading days last preceding such Investment Date as reported by the NASDAQ Global Select Market. If closing sale prices are not available for such days, the purchase price shall be determined by the Company on the basis of such market quotations and other information as the Company may deem appropriate.

The Plan Administrator will commingle the participant’s funds with those of other participants under the Plan. The Plan Administrator shall have no responsibility with respect to the market value of the shares of common stock acquired under the Plan for participant accounts. the Company will bear all costs of administering the Plan, except as described under Question 15 below.

Cost To Participants

15.	Are there any expenses to participants in connection with purchases under the Plan?

No brokerage fees will be charged to you in connection with the Plan.

The Plan Administrator may charge service fees to participants in connection with any Plan transaction. The amount of any such services fees will be agreed upon by the Company and the Plan Administrator from time to time. Prior written notice will be provided to you with respect to the fees charged in connection with Plan transactions.

Reports to Participants

16.	How will participants be advised of their purchases of shares of common stock?

As soon practicable after each purchase, each participant will receive an account statement from the Plan Administrator. These statements are the participant’s continuing record of the purchase price of the shares of our common stock acquired and the number of shares acquired under the Plan, and should be retained for tax purposes. Participants also will receive, from time to time, communications sent to all record holders of shares of our common stock. Participants can also keep track of their investments by logging into their account at www.computershare.com/investor. There participants will be able to see sales, purchases, balances, prices, dividends reinvested, cost basis and other information.

Dividends

17.	Will participants be credited with dividends on shares held in their account under the Plan?

Yes. The participant’s account will be credited with dividends paid on whole shares and fractional shares credited to the participant’s account. The Plan Administrator will automatically reinvest the cash dividends received on such shares for the purchase of additional shares of common stock.

Depositing and Receiving Certificates

18.	Will stock certificates be issued for shares of common stock purchased?

The Plan Administrator will hold all shares of common stock purchased under the Plan in the name of its nominee. Certificates for shares of the common stock purchased under the Plan will not be issued to participants. The number of shares credited to an account under the Plan will be shown on the participant’s account statement. If a participant in the Plan terminates his or her participation in the Plan, the Plan Administrator will issue to the participant a written statement evidencing the number of shares held by such participant in book entry form.

19.	Can a participant deliver common stock certificates to be credited to the participant’s Plan account for safekeeping?

As an additional service to Plan participants, you may deposit certificates for shares of common stock held by you with the Plan administrator for safekeeping. If you wish to use this service, you should send your stock certificates to the Plan Administrator at the address set forth in Question 5.

Delivery of certificates is at your risk and, for delivery by mail, insured registered mail with return receipt requested is recommended. You should not sign these certificates. The receipt of any shares delivered for safekeeping will be shown on your account statement. Participating shareholders may withdraw their shares from the Plan Administrator’s custody at any time by requesting in writing or online that a certificate be issued for some or all of the full shares held by it. There is a $25.00 fee for the issuance of a stock certificate.

20.	Can a shareholder pledge Plan shares?

No. You cannot pledge or grant a security interest in your Plan shares unless certificates representing the shares have been issued to you by the Plan Administrator.

Sale of Shares from the Plan

21.	Can I sell shares through the Plan?

You may sell some or all of your shares held in your plan account, but are subject to retaining a minimum of 100 shares to remain in this Plan. You may sell your shares either through your broker or through the Plan Administrator. You have the following choices when selling shares held in your Plan account:

Market Order—A market order is a request to sell shares promptly at the then current market price. You may request a market order sale only online at www.computershare.com/investor or by calling the Plan Administrator directly at (800) 368-5948. Market order sale requests made in writing will be submitted as batch order sales. Market order sale requests received online or by telephone will be placed promptly upon receipt during normal market hours (9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next trading day. The price will be the market price for shares obtained by the Plan Administrator’s broker, less a $25.00 service fee and processing fee of $0.12 per share* sold. The Plan Administrator will use commercially reasonable efforts to honor requests by participants to cancel market orders placed outside of market hours. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/investor or call the Plan Administrator directly at (800) 368-5948. If your market order sale was not filled and you still want the shares to be sold, you will need to reenter the sale request.

Batch Order—A batch order is an accumulation of all sale requests by any security holder for a security submitted together as a collective request. Batch orders are submitted on each trading day, to the extent that there are sale requests. Sale instructions for batch orders received by the Plan Administrator will be processed no later than five (5) business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. You may request a batch order sale by calling the Plan Administrator directly at (800) 368-5948 or by writing to the Plan Administrator. All sales requests received in writing will be submitted as batch order sales. To maximize cost savings for batch order sale requests, the Plan Administrator will seek to sell shares in round lot transactions (for example, lots of 100 shares each). For this purpose, the Plan Administrator may combine each selling plan participant’s shares with those of other selling plan participants. In every case of a batch order sale, the price to each selling plan participant will be the weighted average sale price obtained by the Plan Administrator’s broker for each aggregate order placed by the Plan Administrator and executed by the broker, less a $25.00 service fee and a processing fee of $0.12 per share* sold.

Day Limit Order—A day limit order is an order to sell shares of common stock when and if a specific trading price is reached on a specific day. The order is automatically cancelled if the price is not met by the end of the specified day (or, for orders placed during aftermarket hours, the next trading day the market is open). Depending on the number of shares of common stock being sold and current trading volume in the shares, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by the Plan Administrator at its sole discretion or, if the Plan Administrator’s broker has not filled the order, at your request. You may request or cancel a day limit order sale online at www.computershare.com/investor or by calling the Plan Administrator directly at (800) 368-5948. There is a $25.00 service fee and a processing fee of $0.12 per share* sold for each day limit order sale.

Good-Til-Cancelled (“GTC”) Limit Order—A GTC limit order is an order to sell shares of common stock when and if the shares reach a specific trading price at any time while the order remains open (generally up to thirty (30) days). Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and over more than one (1) trading day. If shares trade on more than one (1) day, a separate fee will be assessed for each day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by the Plan Administrator at its sole discretion or, if the Plan Administrator’s broker has not filled the order, at your request. You may request or cancel a GTC limit order sale online at www.computershare.com/investor or by calling the Plan Administrator directly at (800) 368-5948. There is a $25.00 service fee and a processing fee of $0.12 per share* sold for each GTC limit order sale.

All sales requests processed over the telephone by a customer service representative will incur an additional fee of $15.00.

The Plan Administrator may, under certain circumstances, require a transaction request to be submitted in writing. Please contact the Plan Administrator to determine if there are any limitations applicable to your particular sale request. Proceeds are normally paid by check, which are distributed within twenty-four (24) hours after your sale transaction has settled.

The Plan Administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, except as provided in the selling order descriptions above, no one will have any authority or power to direct the time or price at which shares for the plan are sold, and no one, other than the Plan Administrator, will select the broker(s) or dealer(s) through or from whom sales are to be made.

*All per share fees include any brokerage commissions the Plan Administrator is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the per share fee. Fees are deducted from the proceeds derived from the sale.

22.	Is there any restriction on the transfer of Plan shares held in my account?

Once you have withdrawn the shares to be sold from your plan account, we are aware of no restriction on the transfer of such shares under federal or state securities laws.

23.	May participants transfer shares or make a gift of shares held in the Plan?

Participants may transfer ownership of all or part of the shares held in their Plan account as a gift, private sale or otherwise.

To transfer shares visit the Plan Administrator’s transfer wizard at www.computershare.com/transferwizard. The transfer wizard will guide you through the transfer process, assist you in completing the transfer form, and identify other necessary documentation you may need to provide.

Termination of Participation

24.	How do I terminate participation in the Plan?

You may terminate participation in the Plan at any time by giving notice to the Plan Administrator online, by phone or in writing. If a notice of termination is received near a dividend record date, the Plan Administrator, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on behalf of the withdrawing participant. If such dividends are reinvested, the Plan Administrator will process the participant’s withdrawal as soon as practicable, but in no event later than five (5) business days after the reinvestment is completed. The Plan Administrator will issue to you: (i) a statement evidencing ownership of all whole shares held in your book-entry Plan account, (ii) a check representing any uninvested dividends and voluntary cash contributions, and (iii) a check in lieu of the issuance of a fractional share, equal to the fractional shares from your Plan account multiplied by the fair market value per share of the common stock as of the most recent Investment Date.

Other Information

25.	What happens if the Company issues a stock dividend or declares a stock split?

Any shares representing stock dividends or stock splits distributed by the Company on shares credited to the account of a participant under the Plan will be added to the participant’s account.

26.	How will participant’s shares held under the Plan be voted at meetings of shareholders?

Shares credited to the account of a participant under the Plan (other than fractional shares) will be automatically added to the shares covered by the proxy sent to the shareholder with respect to his or her other shares of the Company common stock and may be voted by such holder pursuant to such proxy. The Plan Administrator will forward any proxy solicitation materials relating to the shares of common stock held by the Plan to the participating shareholder.

Where no instructions are received from a participant with respect to a participant’s shares held under the Plan, or otherwise, such shares shall not be voted unless the participant votes such shares in person.

27.	What are the income tax consequences of participation in the Plan?

In general, a participant in the Plan has the same Federal and state income tax obligations with respect to dividends credited to his or her account under the Plan as other holders of shares of common stock who elect to receive cash dividends directly. A participant is treated for income tax purposes as having received, on the dividend date, a dividend in the amount equal to the fair market value of the shares of common stock credited to his or her account under the Plan, even though that amount was not actually received by the participant in cash, but, instead, was applied to the purchase of additional shares for his or her account. In addition, any brokerage commissions and service charges paid by the Company on behalf of the participant are deemed to constitute dividend income by the Internal Revenue Service. Such amounts, if any, will be included on any annual information return filed with the Internal Revenue Service, a copy of which will be sent to the participant. See “Material U.S. Federal Income Tax Consequences” herein.

All participants are advised to consult with their own tax advisors to determine the particular tax consequences that may result from their participation in the Plan and the subsequent sale by them of shares purchased pursuant to the Plan.

28.	What are the responsibilities of the Company under the Plan?

The Company has appointed Computershare Trust Company, N.A. as the Plan Administrator. The Plan Administrator will purchase and hold the shares of common stock for Plan participants, keep records, send statements and perform other duties as required by the Plan and as may be assigned by the Company from time to time. The Company will elect whether shares purchased for Plan accounts will be from authorized but unissued shares, shares held by the Company as treasury stock, or shares purchased by the Plan Administrator in the open market or in privately negotiated transactions. Pursuant to a participant’s authorization, the Company will pay directly to the Plan Administrator all of the dividends on shares held of record by the participant and shares held by the Plan Administrator under the Plan. The Company and the Plan Administrator may agree to charge service fees to Plan participants for such services, and in such amounts, as they determine. The Company may also terminate a participant’s participation in the Plan at any time, in its sole discretion.

The Company and the Plan Administrator in administering the Plan, will not be liable for any act done in good faith or for the good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon such participant’s death or judicially declared incompetence or with respect to the prices at which shares are purchased for the participant’s account, the times that such purchases are made, any loss or fluctuation in the market value after the purchase of the shares, or with respect to any sales of shares of common stock made under the Plan on behalf of the participant.

29.	Who bears the risk of market price fluctuations in the shares of common stock?

A participant’s investment in shares acquired under the Plan is no different from direct investment in shares of common stock of the Company. The participant bears the risk of loss and realizes the benefits of any gain from market price changes with respect to all such shares held in the Plan, or otherwise. Neither the Company nor the Plan Administrator makes any representations with respect to the future value of the shares of the common stock purchased under the Plan. The participant should recognize that the Company, the Plan Administrator and related parties cannot assure the participant of realizing any profits or protect the participant against a loss related to investment in the shares of common stock purchased under the Plan. The shares of common stock purchased in accordance with the Plan do not constitute savings accounts or deposits issued by the Company and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

30.	May the Plan be changed or discontinued?

The Plan may be amended, suspended, modified or terminated at any time by our Board of Directors without the approval of the participants. Thirty (30) calendar days’ notice of any suspension, termination or amendment or modification that would have a material adverse effect on the participants’ rights under the Plan will be sent to all participants, who shall at all times have the right to withdraw from the Plan.

The Company may terminate a shareholder’s individual participation in the Plan at any time by written notice to the Plan Administrator. In such event, the Plan Administrator will request instructions from the participant for disposition of the shares in the account. If the Plan Administrator does not receive instructions from the participant, it will send the participant a statement evidencing ownership of the number of whole shares held for the participant under the Plan and a check for any fractional share.

32.	How is the Plan interpreted?

The Plan, the Enrollment Form and the participant’s accounts shall be governed by and construed in accordance with the laws of the State of Pennsylvania. Any question of interpretation arising under the Plan shall be determined by our Board of Directors pursuant to applicable federal and state law and the rules and regulations of all regulatory authorities. Such determination shall be final and binding on all participants. We may adopt rules and regulations at any time to facilitate the administration of the Plan.

MATERIAL U. S. FEDERAL INCOME TAX CONSEQUENCES

You are responsible for any taxes that may be payable on dividends, whether they are reinvested under the Plan or paid in cash. Additionally, your pro-rata portion of any brokerage commissions and service fees paid by us to purchase your shares on the open market and any purchase discounts received by you will be treated as taxable income to you.

When the Plan Administrator buys shares with reinvested dividends for Plan accounts in the open market or in privately negotiated transactions, each participant is deemed, for federal income tax purposes, to receive a dividend equal to the total amount of cash used to purchase shares on that participant’s behalf, including any trading expense paid by the Company. When shares are acquired directly from the Company, the amount of the dividend for federal income tax purposes is the fair market value of the shares.

A participant will not recognize any taxable income when certificates are issued to the participant for shares credited to the participant’s Plan account, regardless of whether the certificates are issued upon the participant’s request or withdrawal from the Plan, or upon termination of the Plan.

Information returns will be sent to each participant and to the Internal Revenue Service that include the amount of dividends paid to a participant’s Plan account, including your pro-rata portion of any brokerage commissions and service fees paid by us in connection with the acquisition of your shares on the open market (i.e., Form 1099-DIV).

The preceding only contains a brief discussion of our understanding of some of the applicable federal income tax provisions related to the Plan. The discussion is general in nature and does not purport to cover every situation. Moreover, it does not include a discussion of state and local income tax consequences of participation in the Plan. For specific information on the tax consequences of participation in the Plan, including any future changes in applicable law or interpretation thereof, participants should consult their own tax advisors.

You will realize a gain or loss whenever you sell shares purchased under the Plan. The amount of gain or loss will be the difference between the amount you receive for your whole shares and your tax basis for the shares. The tax basis of a share acquired directly from the Company will equal its “fair market value,” as defined for federal income tax purposes, on the date we pay the dividend or the date the Plan Administrator buys shares with optional cash payments. The tax basis of a share acquired in the open market or in privately negotiated transactions will equal its purchase price plus any trading expense paid by the Company.

When the Plan Administrator buys shares only from the Company, the holding period for shares acquired will begin on the next day after the day we pay the dividend or on the next day after the day the Plan Administrator buys shares with optional cash payments.

When the Plan Administrator buys any shares in the open market or in privately negotiated transactions, the holding period for the shares acquired will begin on the next day after the day when the Plan Administrator allocates shares to participants’ accounts.

The foregoing summarizes certain Federal income tax consequences of the Plan and does not include a discussion of state or local tax consequences of the Plan. It does not address the particular circumstances of individual participants. You should consult your own tax advisor for further information on the Federal, state and local income tax consequences of participation in the Plan.

CERTAIN LEGAL MATTERS

The legality of issuance of the shares of common stock offered hereby has been passed upon for the Company by Stevens & Lee, P.C., Princeton, New Jersey.

EXPERTS

The consolidated financial statements of the Bank and subsidiaries as of December 31, 2022 and 2021, and for each of the years in the two-year period ended December 31, 2022 have been incorporated by reference herein in reliance upon the reports of Wolf & Company, P.C., independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item	14. Other Expenses of Issuance and Distribution.

Set forth below is an estimate of the approximate amount of fees and expenses which may be incurred by the Company in connection with the issuance and distribution of shares of Common Stock pursuant to the Prospectus contained in this Registration Statement and which will be paid by the Company.

Securities and Exchange Commission registration fee	$0.00
Accounting fees and expenses	5,000.00
Legal fees and expenses	10,000.00
Printing	2,000.00
Miscellaneous expenses	2,000.00

Total	$19,000.00

Item	15. Indemnification of Directors and Officers.

The Company’s bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (including, without limitation, actions by or in the right of the Company), by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), amounts paid in settlement, judgments, and fines actually and reasonably incurred by such person in connection with such action, suit, or proceeding; provided, however, that no indemnification shall be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

The foregoing right to indemnification includes the right to an advancement of expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the Company in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the Company as authorized in the applicable section of the bylaws.

The Company’s bylaws also provide that the Company may purchase and maintain insurance on behalf of any person, may enter into contracts of indemnification with any person, may create a fund of any nature (which may, but need not be, under the control of a trustee) for the benefit of any person, and may otherwise secure in any manner its obligations with respect to indemnification and advancement of expenses, whether arising under the applicable section of the bylaws or otherwise, to or for the benefit of any person, whether or not the Company would have the power to indemnify such person against such liability under the applicable section of the bylaws.

In addition, the Company’s articles of incorporation provide that a director of the Company shall not be personally liable to the Company or its shareholders or creditors for monetary damages for any action taken, or any failure to take any action, except to the extent such exemption from liability or limitation thereof is not permitted under the Pennsylvania Business Corporation Law, or PBCL, as the same existed on the date of adoption of the articles of incorporation or may thereafter be amended to authorize corporate action further eliminating or limiting personal liability of directors. Any amendment, modification, repeal or adoption of any provision inconsistent with the foregoing sentence shall be prospective only, and neither the repeal or modification of the applicable section of the articles of incorporation nor the adoption of any provision inconsistent with the applicable section of the articles of incorporation shall adversely affect any right or protection of a director of the Company under the articles of incorporation in respect of any act or omission occurring prior to the time of such amendment, modification, repeal or adoption of such inconsistent provision. If the PBCL is amended to authorize corporate action further eliminating or limiting personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the PBCL, as so amended.

Section 1741 of the PBCL provides, in general, that a corporation will have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and if, with respect to any criminal proceeding, the person did not have reasonable cause to believe his conduct was unlawful. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding.

Section 1742 of the PBCL provides, in general, that a corporation will have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation. Such indemnity may be against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action. However, no indemnification is permitted to be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought will determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

Under Section 1743 of the PBCL, the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Under Section 1745 of the PBCL, a corporation may pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking from such person to repay the amounts advanced if it is ultimately determined that such person is not entitled to indemnification from the corporation.

The foregoing is only a general summary of certain aspects of the Company’s articles of incorporation, bylaws and the PBCL dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the articles of incorporation, bylaws and the PBCL referenced above.

Item	16. Exhibits.

The following is a list of exhibits filed as part of the Registration Statement:

Exhibit No.	Description

3.1(A)	Articles of Incorporation

3.2(B)	Bylaws

4.1	See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and Bylaws, which define the rights of the shareholders.

4.2(C)	Specimen form of stock certificate.

4.3(D)	Description of Capital Stock

5.1*	Opinion of Stevens & Lee, P. C.

23.1(E)	Consent of Stevens & Lee, P.C.

23.2*	Consent of Wolf & Company, P.C.

24.1(F)	Power of Attorney

99.1(G)	The Bank of Princeton’s Current Report on Form 8-K filed with the FDIC on January 10, 2023.

*	Filed herewith.
(A)	Incorporated by reference to Exhibit 3.1 to registrant’s Current Report on Form 8-K, filed with the SEC on September 2, 2022
(B)	Incorporated by reference to Exhibit 3.1(ii) to registrant’s Registration Statement No. 333-263313 of Form S-4EF filed with the SEC on March 4, 2022.
(C)	Incorporated by reference to Exhibit 4.1 to registrant’s Registration Statement No. 333-263313 of Form S-4EF filed with the SEC on March 4, 2022.
(D)	Incorporated by reference to Exhibit 4.1 to registrant’s Current Report on Form 8-K12B, filed with the SEC on January 10, 2023
(E)	Included in Exhibit 5.1 to this Registration Statement
(F)	Previously filed on signature page
(G)	Incorporated by reference to Exhibit 99.1 to registrant’s Post-Effective Amendment No. 1 to Registration Statement No. 333-263313 of Form S-4EF filed with the SEC on July 5, 2023.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant: Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it was reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on July 7, 2023.

PRINCETON BANCORP, INC.

By:	/s/ Edward Dietzler
Name: Edward Dietzler
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below in the City of Princeton, State of New Jersey, on July 7, 2023.

/s/ Edward Dietzler Edward Dietzler	President, Chief Executive Officer, and Director (Principal Executive Officer)

/s/ George S. Rapp George S. Rapp	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Jeffrey T. Hanuscin Jeffrey T. Hanuscin	Senior Vice President, Treasurer and Chief Accounting Officer (Principal Accounting Officer)

* Robert N. Ridolfi	Corporate Secretary and Director

* Stephen Distler	Director

* Judith Giacin	Director

* Richard Gillespie	Director

* Stephen Shueh	Director

* Martin Tuchman	Director

* Ross Wishnick	Director

*By:	/s/ Daniel J. O’Donnell
Daniel J. O’Donnell
Attorney-in-Fact